Morgan Stanley Institutional Fund, Inc. -Global Discovery
Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3


Securities Purchased:	 Zynga Inc.
Purchase/Trade Date:	 3/28/2012
Size of Offering/shares: 42,969,153 shares
Offering Price of Shares: $12.000
Amount of Shares Purchased by Fund: 1,682 shares
Percentage of Offering Purchased by Fund: 0.004
Percentage of Fund's Total Assets: 0.37
Brokers:  Morgan Stanley, Goldman, Sachs & Co., BofA Merrill
Lynch, Barclays , J.P. Morgan, Allen & Company LLC
Purchased from:  Goldman Sachs

Securities Purchased:	Facebook Inc.
Purchase/Trade Date:	 5/17/2012
Size of Offering/shares: 421,233,615 shares
Offering Price of Shares: $38.000
Amount of Shares Purchased by Fund: 3,073
Percentage of Offering Purchased by Fund: 0.001
Percentage of Fund's Total Assets: 2.29
Brokers:  Morgan Stanley, JP Morgan, Goldman, Sachs & Co.,
BofA Merrill Lynch, Barclays, Allen & Company LLC, Citigroup,
Credit Suisse, Deutsche Bank Securities, RBC Capital Markets,
Wells Fargo Securities
Purchased from:  JP Morgan

Securities Purchased:	Splunk Inc.
Purchase/Trade Date:	 4/18/2012
Size of Offering/shares: 13,500,000shares
Offering Price of Shares: $17.00
Amount of Shares Purchased by Fund: 938
Percentage of Offering Purchased by Fund: 0.007
Percentage of Fund's Total Assets: 0.29
Brokers:  Morgan Stanley, Credit Suisse, JP Morgan, BofA
Merrill Lynch, UBS Investment Bank, Pacific Crest Securities,
Cowen and Company
Purchased from:  JP Morgan